EXHIBIT 4





                            WPS RESOURCES CORPORATION
                           DEFERRED COMPENSATION PLAN

                            EFFECTIVE JANUARY 1, 1996

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                            WPS RESOURCES CORPORATION
                           DEFERRED COMPENSATION PLAN


        WPS Resources Corporation ("Company") has established the WPS Resources Corporation Deferred Compensation Plan (the "Plan") effective January 1, 1996. The Plan, which replaces Deferred Compensation Plans 008, 009, 010 and 011 previously maintained by Wisconsin Public Service Corporation, is intended to promote the best interests of the Company and Participating Employers by (1) attracting and retaining well-qualified persons for service as non-employee directors of the Company and Participating Employers; and (2) attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and Participating Employers.


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                    ARTICLE I.  DEFINITIONS AND CONSTRUCTION

        Section 1.01. Definitions. The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

        (a) "Account" means the record-keeping account or accounts maintained by the Company for each Participant, including to extent applicable to any such Participant, Reserve Account A, Reserve Account B and the Stock Account.

        (b) "Beneficiary" means the person or entity designated by the Participant to be his beneficiary for purposes of this Plan. If a valid designation of Beneficiary is not in effect at the time of the death of a Participant, the estate of the Participant is deemed to be the sole Beneficiary. If a Beneficiary dies while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of the Beneficiary. Beneficiary designations shall be in writing, filed with the Secretary, and in such form as the Secretary may prescribe for this purpose.

        (c)  "Board" means the Board of Directors of the Company.

        (d)  "Change of Control" means any of the following events:

             (i) The shareholders of Company or WPSC approve a definitive agreement to merge or consolidate either Company or WPSC with or into another corporation in a transaction in which neither Company, WPSC nor any of their subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of Company's or WPSC's assets to any corporation, person, other entity or group (other than Company, WPSC or any of their subsidiaries);

             (ii) any corporation, person, other entity or
                  group (other than Company, WPSC or any of their subsidiaries or the Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust or the WPS Resources Corporation Deferred Compensation Trust) becomes the beneficial owner of stock representing fifteen percent (15%) or more of the voting power of Company's then outstanding securities;

            (iii) during any period of two (2)
                  consecutive years, individuals who
                  at the beginning of such period
                  were members of the Board of
                  Directors of Company, together
                  with members of the Board of
                  Directors of Company whose
                  election by the Board of Directors
                  of Company or nomination for
                  election by Company's shareholders
                  was approved by a vote of at least
                  two-thirds (2/3) of the directors
                  then still in office, cease for
                  any reason to constitute at least
                  a majority of the Board of
                  Directors of Company; or

             (iv) there is a loss of fifteen percent (15%) or
                  more of WPSC's customers as a consequence of the exercise of statutorily granted condemnation powers by any governmental entity.

        (e) "Company" means WPS Resources Corporation, a Wisconsin corporation, or any successor corporation.

        (f)  "Compensation" means (i) for a Director, the Retainer Fee and
   (ii) for an Executive, the base monthly salary or wage payable by the Company or a Participating Employer for services performed, including elective contributions to a Section 125, 129 or 401(k) arrangement or Voluntary Deferrals to this Plan, but excluding extraordinary payments such as overtime, bonuses, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, Mandatory Deferrals to this Plan or other non-elective deferred compensation payments or accruals, stock options, the value of employer-provided fringe benefits or coverage, and any contributions on behalf of the Executive paid by the Company or a Participating Employer to a survivor's income benefit plan or any other employee benefit plan within the meaning of ERISA, all determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Compensation Committee.

        (g) "Compensation Committee" means the Compensation Committee of the Board.

        (h) "Code" means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

        (i) "Director" means a non-employee director of the Company or a Participating Employer who has been designated by the Compensation Committee as covered under or being eligible to participate in the Plan.

        (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

        (k) "Executive" means a common law employee of the Company or a Participating Employer who has been designated by the Compensation Committee as covered under or otherwise being eligible to participate in this Plan.

        (l) "Mandatory Deferral" means the amount which may from time to time be credited to the Stock Account of an Executive in accordance with
   Section 3.01 and for which the Executive does not receive the option between receiving such amount as current cash compensation and deferring such amount into the Plan.

        (m) "Participant" means either a Director or Executive who is participating in the Plan and on whose behalf one or more Accounts is maintained.

        (n) "Participating Employer" means Company and any direct or indirect subsidiary of Company that, with the consent of the Compensation Committee, adopts this Plan for the benefit of one or more employees or directors.

        (o) "Retainer Fee" means those fees paid by Company or a Participating Employer to non-employee directors for services rendered on the board of directors of such entity, including attendance fees and fees for serving as committee chair.

        (p) "Secretary" means the Secretary of the Company (or his delegate).

        (q)  "Trust" means the WPS Resources Corporation Deferred
   Compensation Trust or other funding vehicle which may from time to time be established, as amended and in effect from time to time.

        (r) "Voluntary Deferrals" mean amounts credited, in accordance with a Participant's election, to his Account in lieu of the payment of an equal amount of current Compensation.

        (s) "WPSC" means Wisconsin Public Service Corporation, a Wisconsin corportion, or any successor corporation.

        (t) "WPS Resources Stock" means the common stock, $1.00 par value, of Company.

        (u) "WPS Resources Stock Units" means the hypothetical shares of the common stock, $1.00 par value, of Company, that may be credited to the Stock Account of an Executive as a result of Mandatory Deferrals or the Stock Account of either a Director or Executive as a result of Voluntary Deferrals.

        Section 1.02. Construction and Applicable Law. (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

        (b) This Plan, as applied to Executives, is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

                           ARTICLE II.  PLAN ACCOUNTS

        Section 2.01. Establishment of Accounts. One or more of the following Accounts will be established in the name of each Participant to reflect that Participant's interest in the Plan:

        (a)  Reserve Account A

        (b)  Reserve Account B

        (c)  Stock Account

        Section 2.02.  Reserve Account A.   (a)  This Account will be
   credited with the reserve account balance accumulated by a Participant as of December 31, 1995 under the prior deferred compensation program of Wisconsin Public Service Corporation. Except for attributed earnings as described below, no further "contributions" or credits of any kind will be made to this Account on behalf of a Participant.

        (b) As of the end of each Plan Year, the Account will be credited with an interest equivalent on the balance in the Account from time to time during the year. The annual interest equivalent will be the sum (on a non-compounded basis) of the attributed earnings for each month during the year based on the Account balance as of the last day of the month. Unless modified by the Compensation Committee, the interest equivalent rate for any month will be the greater of:

             (i)  one-half of one percent (0.5%); or

             (ii) one-twelfth (1/12) of the return on common
                  shareholders' equity (ROE). For the months of April through September, ROE means the consolidated return on equity of Company and all subsidiaries for the twelve (12) months ended on the preceding March 31 as calculated pursuant to the Parent's standard accounting procedure for financial reporting to shareholders. For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding September 30.

        (c) The Compensation Committee may revise the interest equivalent rate described in Section 2.02(b) above or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum. Any such revised rate shall be effective with the calendar month following such action by the Compensation Committee.

        (d) Notwithstanding Section 2.02(b) and (c), in the event of a Change in Control, the minimum rate of interest equivalent shall be the greater of (A) six percent (6%) per annum, or (B) for each month for which attributed earnings are required to be calculated, a rate equal to two (2) percentage points above the prime lending rate at Firstar Bank Milwaukee, Milwaukee, Wisconsin as of the last business day of that month.

        Section 2.03.  Reserve Account B.  (a)   This Account shall be
   credited with Voluntary Deferrals made after December 31, 1995 which a Participant elects to allocate to this Account in accordance with Section 3.02(c)(ii).

        (b) As of the end of each Plan Year, the Account will be credited with an interest equivalent on the balance in the Account from time to time during the year. The annual interest equivalent will be the sum (on a non-compounded basis) of the attributed earnings for each month during the year based on the Account balance as of the last day of each month. Unless modified by the Compensation Committee, the interest equivalent rate for any month will be the greater of:

             (i)  one-half of one percent (0.5%); or

             (ii) seventy percent (70%) of one-twelfth (1/12)
                  of the return on common shareholders equity
                  (ROE).  For the months of April through
                  September, ROE means the consolidated return on equity of Company and all subsidiaries for the twelve (12) months ended on the preceding March 31 as calculated pursuant to Parent's standard accounting procedure for financial reporting to shareholders. For the months October through March, ROE means return on equity as described above for the twelve (12) months ended on the preceding September 30.

        (c) The Compensation Committee may revise the interest equivalent rate described in Section 2.03(b) above or the manner in which it is calculated, but in no event shall the rate be less than six percent (6%) per annum. Any such revised rate shall be effective with the calendar month following such action by the Compensation Committee.

        (d) Notwithstanding Section 2.03(b) and (c), in the event of a Change in Control, the minimum rate of interest equivalent shall be the greater of (A) six percent (6%) per annum, or (B) for each month for which attributed earnings are required to be calculated, a rate equal to two (2) percentage points above the prime lending rate at Firstar Bank Milwaukee, Milwaukee, Wisconsin as of the last business day of that month.

        Section 2.04. Stock Account. (a) This Account shall be credited with all Mandatory Deferrals made after December 31, 1995 and those Voluntary Deferrals made after December 31, 1995 which a Participant, in accordance with Section 3.02(c)(ii), elects to allocate to this Account.

        (b) As of the end of each month, all Voluntary and Mandatory Deferrals made by or on behalf of a Participant during that month and allocated to the Participant's Stock Account (the "Convertible Amount") shall be converted, for record-keeping purposes, into whole and fractional WPS Resources Units, with fractional units calculated to four decimal places. The conversion shall be accomplished by dividing each Participant's Convertible Amount by the average purchase price of all shares of WPS Resources Stock purchased during that month by or on behalf of the Trust and the WPS Resources Corporation Stock Investment Plan. Likewise, any dividends that would have been payable on the WPS Resources Stock Units credited to a Participant's Stock Account had such Units been actual shares of WPS Resources Stock shall be converted, for record-keeping purposes, into whole and fractional WPS Resources Stock Units based on the average purchase price of all shares of WPS Resources Stock purchased by or on behalf of the Trust and the WPS Resources Corporation Stock Investment Plan during the month in which the dividend is paid.

        Section 2.05. Accounts are For Record-keeping Purposes Only. The Plan Accounts described in this Article II above serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or a Participating Employer to fund such benefits. In any event, the Company or any Participating Employer may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in WPS Resources Stock, life insurance or any other investment deemed appropriate. Any such assets, including WPS Resources Stock and any other assets held under the Trust, shall be and remain the sole property of the Company or applicable Participating Employer and except to the extent that the Trust authorizes a Participant to exercise voting rights with respect to WPS Resources Stock held in the Trust, a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

                 ARTICLE III.  MANDATORY AND VOLUNTARY DEFERRALS

        Section 3.01. Mandatory Deferrals. The Compensation Committee may, from time to time, authorize a Mandatory Deferral to be made on behalf of covered Executives. The authorization of any such contribution, the Executives entitled to the contribution, and the amount to be credited to each eligible Executive, shall be determined by the Compensation Committee in its sole discretion; provided that the maximum Mandatory Deferral for any year shall not exceed thirty percent (30%) of an Executive's Compensation for the year. Any Mandatory Deferral will be credited to an eligible Executive's Stock Account and converted into WPS Resources Stock Units in accordance with Section 2.04.

        Section 3.02. Election to Make Voluntary Deferrals. (a) A Participant may elect to make Voluntary Deferrals by submitting a properly completed and signed election form to the Secretary on or before December 20, 1995. If the Participant so elects, Voluntary Deferrals will commence with respect to Compensation earned by a Participant on or after January 1, 1996. Notwithstanding the foregoing, if, as of January 1, 1996, the Participant has in effect an election under the prior deferred compensation program maintained by Wisconsin Public Service Corporation and does not file an election with the Secretary in accordance with this
   Section 3.02(a), the prior election shall be deemed the Participant's initial election under this Plan.

        (b) If a Director or Executive first becomes eligible to participate in the Plan following the election period described in Section 3.02(a) above (such as, for example, a Director who commences service or an Executive who is newly designated by the Compensation Committee as being eligible) the initial deferral election may be made within thirty (30) days of the date that such person first becomes eligible under the Plan, and shall be effective with respect to Compensation earned by the Participant in the month following the month during which the deferral election is made.

        (c) A Participant's election shall be in such form as the Secretary may prescribe, and shall specify:

             (i)  The percentage or dollar amount of
                  Compensation to be deferred as a Voluntary
                  Deferral. A Director may elect to defer all or any part of his Compensation, in whole dollar amounts or in increments of one percent (1%). An Executive may, without the consent of the Compensation Committee, elect to defer a portion of his Compensation, in whole dollar amounts or in increments of one percent (1%), provided that the amount or percentage elected does not exceed thirty percent (30%) of the Executive's Compensation. An Executive may elect to defer more than thirty percent (30%) of Compensation only if the Compensation Committee has approved the Executive's specific deferral percentage or amount.

             (ii) Whether the Voluntary Deferrals are to be
                  credited to the Participant's Reserve
                  Account (Reserve Account B) or the
                  Participant's Stock Account.  If the
                  Participant desires to allocate Voluntary
                  Deferrals to both his Reserve and Stock
                  Accounts, the election must further specify the portion of the Voluntary Deferrals, in whole dollar amounts or in increments of one percent (1%), to be allocated to each Account. Notwithstanding anything to the contrary herein, Voluntary Deferrals in excess of thirty percent (30%) of an Executive's Compensation shall be credited to Reserve Account B, and the Executive's election under this Section 3.02(c)(ii) shall not apply to any such amounts.

        (d) An election shall be deemed made only when it is received by the Secretary, and shall remain in effect until modified by the Participant in accordance with Section 3.03 below or otherwise revoked in accordance with Plan rules.

        Section 3.03. Revision or Modification of Voluntary Deferral Election. (a) A Participant's initial election under Section 3.02 (including an election not to make Voluntary Deferrals) shall remain in effect from year to year unless revised or modified by the Participant in accordance with this Section 3.03 or otherwise revoked in accordance with Plan rules.

        (b) Except as provided in Section 3.03(c) below with respect to a Participant who is subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), a Participant may modify his then current election (including an election not to make Voluntary Deferrals) by filing a revised election form, properly completed and signed, with the Secretary. The revised election will be effective with respect to Compensation earned on and after the first day of the month that is coincident with or next following the date on which it is received by the Secretary.

        (c) A Participant who is subject to Section 16 of the Exchange Act may modify his then current election (including an election not to make Voluntary Deferrals) by filing a revised election form, properly completed and signed, with the Secretary. The revised election will be effective with respect to Compensation earned on or after the first day of the month that is at least six (6) months after the revised election is received by the Secretary. This Section 3.03(c) shall become effective on or after the mandatory effective date for complying with "New Rule 16b-3" [SEC Release No. 34-34513 (August 10, 1994)].

        (d)  An election shall be deemed revised in accordance with this
   Section 3.03 only when the revised election is received by the Secretary, and once effective, the revised election shall remain in effect until further revised in accordance with this Section 3.03 or otherwise revoked in accordance with Plan rules. Revised elections are prospectively effective with respect to Compensation earned on or after the applicable effective date described in Section 3.03(b) and (c) above. A revised election does not operate to modify or otherwise reallocate the amounts deferred prior to the effective date of the revised election.

        Section 3.04. Involuntary Termination of Voluntary Deferral Elections. A deferral election shall be automatically revoked upon termination of service as a Director (in the case of a Director) or termination of employment (in the case of an Executive). In addition, an Executive's deferral election shall terminate on the first day of the Plan Year following the date that the Compensation Committee determines that the Executive is no longer eligible to participate in the Plan, including any such action that may be necessary in order for the Plan to qualify under ERISA, with respect to Executive employees, as a plan of deferred compensation for a select group of management or highly compensated employees.

        Section 3.05. Elections by Participants Subject to Section 16. All elections made under this Article III by Participants subject to Section 16 of the Exchange Act are "irrevocable" and will remain in effect until another "irrevocable" election becomes effective.

                 ARTICLE IV.  DISTRIBUTION OF RESERVE ACCOUNT A,
                      RESERVE ACCOUNT B AND STOCK ACCOUNTS

        Section 4.01. Distribution Election. (a) The distribution election (if any) made by a Participant under the prior deferred compensation program maintained by Wisconsin Public Service Corporation shall be his distribution election under this Plan unless and until modified in accordance with Section 4.02 below.

        (b) A new Participant shall, at the time he commences participation in the Plan, make a distribution election with respect to his Account.
   The election shall be in such form as the Secretary may prescribe, and shall specify the distribution commencement date, the distribution period, the method of distributing earnings credited to the Account, and the distribution method applicable following the Participant's death. Any such election shall be consistent with the following rules (or where the Participant fails to make a selection, in accordance with the default rules set forth below):

             (i) Distribution Commencement Date. Unless the Participant has selected a later commencement date, distribution of a Participant's Accounts will commence within 60 days following the end of the calendar year in which occurs the Participant's retirement or termination of employment or service. For purposes of this Plan, a participating Executive who is disabled shall be deemed to have retired or terminated at the conclusion of benefits under all disability income plans sponsored by Company or a Participating Employer or to which Company or a Participating Employer contributes. Further, a participating Executive who ceases employment with the Company or a Participating Employer in connection with an early retirement (reduction in force) program sponsored by the Company or a Participating Employer shall, if a participant in the Wisconsin Public Service Corporation Administrative Employees Retirement Plan, be deemed to have retired upon commencement of retirement benefits under such plan.

             (ii) Distribution Period.  Distributions will be
                  made in 1, 3, 6, 9, 12 or 15 annual
                  installments, as elected by the Participant.


            (iii) Method of Calculating Annual
                  Distribution Amount.  Unless the
                  Participant elects the Alternate
                  Distribution Method, the amount to
                  be distributed to the Participant
                  each year during the distribution
                  period will be determined under
                  the Regular Distribution Method.
                  The Regular and Alternate
                  Distribution Methods are described
                  in more detail in Section 4.03.

             (iv) Distribution of Remaining Account Following
                  Participant's Death. In the event of the Participant's death, the Participant's remaining undistributed interest will be distributed to the Beneficiary designated by the Participant in either a single sum payment or in installments, as elected by the Participant. If the Participant has elected that death benefits be paid in a single sum, the payment shall be made no later than March 1 following the calendar year in which occurs the Participant's death. If the Participant has elected that death benefits be paid in installments, (A) any installments previously commenced to the Participant shall continue to the Beneficiary, and (B) if installment distributions had not commenced as of the date of the Participant's death, payments over the installment period elected by the Participant shall commence to the Beneficiary no later than March 1 following the calendar year in which occurs the Participant's death.

        (c) A distribution election shall be deemed made only when it is received by the Secretary, and shall remain in effect until modified by the Participant in accordance with Section 4.02 below or otherwise revoked in accordance with Plan rules.

        Section 4.02. Modified Distribution Election. A Participant may from time to time modify his distribution election by filing a revised distribution election, properly completed and signed, with the Secretary. However, a revised distribution election will be given effect only if the Participant remains employed by Company or a Participating Employer (or in the case of a Director, continues service on the Board or the board of directors of Company or a Participating Employer) for twenty-four (24) consecutive months following the date that the revised election is received by the Secretary.

        Section 4.03. Calculation of Annual Distribution Amount and Form of Distribution. (a) For any Participant whose retirement date was prior to January 1, 1996, distribution will continue to be calculated under the distribution method applicable to such Participant at the time his distributions commenced under the terms of the prior deferred compensation program maintained by Wisconsin Public Service Corporation.

        (b) For any Participant whose retirement date is after December 31, 1995, unless the Participant has selected the Alternate Distribution Option, the annual distribution amount shall be separately calculated for the Participant's interest (if any) in Reserve Account A, Reserve Account B and the Stock Account.

             (i) The annual distribution amount for Reserve Account A and Reserve Account B shall be determined by dividing the balance in each Account as of January 1 of the year for which the distribution is being made by the number of installment payments remaining to be made under the distribution period selected by the Participant. Distributions from Reserve Account A and Reserve Account B shall be made in cash. The amount of any distribution under this Section 4.03(b)(i) will be charged pro-rata against the Participant's interest in Reserve Account A and B.

             (ii) The annual distribution amount for the Stock
                  Account shall be determined on a share basis by dividing the number of WPS Resources Stock Units credited to the Participant's Stock Account as of January 1 of the year for which the distribution is being made by the number of installment payments remaining to be made under the distribution period selected by the Participant, and then rounding the quotient obtained for all but the final installment to the next lowest whole number of WPS Resources Stock Units. The Committee will then direct distribution to the Participant in shares of WPS Resources Stock and/or cash equal to the annual distribution amount. For any portion of the distribution that the Committee elects to satisfy by making a cash payment to the Participant, the cash payment shall be determined by multiplying the annual distribution amount (or the portion of the annual distribution amount being satisfied in cash) by the closing price of WPS Resources Stock on January 21 of the year in which the distribution is being made, as such share price is reported in the Wall Street Journal's New York Stock Exchange Composite Transactions listing. If January 21 falls on a Saturday, Sunday or holiday, the calculation of the cash portion of the distributions will be made based upon the closing price as reported for the immediately preceding business day.

             (c) For any Participant whose retirement date is after December 31, 1995 and who has selected the Alternate Distribution Method, the annual distribution amount shall be separately calculated for the Participant's interest (if any) in Reserve Account A, Reserve Account B and the Stock Accounts of January 1 of the year in which distributions commence. The annual distribution amounts, once calculated, shall not thereafter be recalculated.

             (i)  For the year in which distribution
                  commences, the annual distribution amount for Reserve Account A and Reserve Account B shall be determined by dividing the balance in each Account as of January 1 of the year in which distribution commences by the number of installment payments selected by the Participant. For each succeeding distribution year, the Participant shall be entitled to a distribution equal to the annual distribution amount calculated in accordance with the preceding sentence, plus all interest equivalent credited to the Account during the preceding calendar year. Distributions from Reserve Account A and Reserve Account B shall be made in cash.
                  The amount of any distribution under this
                  Section 4.03(c)(i) will be charged pro-rata against the Participant's interest in Reserve Account A and B.

             (ii) For the year in which distribution
                  commences, the annual distribution amount for the Stock Account shall be determined on a share basis by dividing the number of WPS Resources Stock Units credited to the Participant's Stock Account as of January 1 of the year in which distribution commences by the number of installment payments selected by the Participant, and then rounding the quotient obtained for all but the final installment to the next lowest whole number of WPS Resources Stock Units. For each succeeding distribution year, the Participant shall be entitled to distribution of the number of WPS Resources Stock Units determined in accordance with the preceding sentence, plus all additional WPS Resources Stock Units credited to the Stock Account during the preceding calendar year on account of the assumed reinvestment of dividends, disregarding for all but the final installment any fractional WPS Resources Stock Units. The Committee will then direct distribution to the Participant in shares of WPS Resources Stock and/or cash equal to the number of WPS Resources Stock Units required to be distributed for that year. For any portion of the distribution that the Committee elects to satisfy by making a cash payment to the Participant, the cash payment shall be determined by multiplying the distribution amount (or the portion of the distribution amount being satisfied in cash) by the closing price of WPS Resources Stock on January 21 of the year in which the distribution is being made, as such share price is reported in the Wall Street Journal's New York Stock Exchange Composite Transactions listing. If January 21 falls on a Saturday, Sunday or holiday, the calculation of the cash portion of the distribution will be made based upon the closing price as reported for the immediately preceding business day.

             Section 4.04.  Time of Distribution.   WPS Resources Stock
   distributed to a Participant shall be distributed on January 22 (or if January 22 falls on a Saturday, Sunday or holiday, the immediately following business day). For distribution and tax reporting purposes, the value of WPS Resources Stock distributed shall equal the number of shares distributed multiplied by the closing price of WPS Resources Stock on January 21 (or if January 21 falls on a Saturday, Sunday or holiday, the immediately preceding business day) of the year in which the distribution is being made as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction listing. The cash portion of any distribution will be made no later than March 1 of the year for which the distribution is being made.

             Section 4.05.  Other Distribution Rules.   Subject to adjustment
   as provided in paragraph (c) of this Section 4.05, the total number of authorized but previously unissued shares of WPS Stock which may be distributed to Participants pursuant to the Plan shall be one hundred thousand (100,000), which number shall not be reduced by or as a result of
   (i) any cash distributions pursuant to the Plan or (ii) the distribution to Participants pursuant to the Plan of any outstanding shares of WPS Stock purchased by or on behalf of the Trust.

        (b) The amount actually distributed to the Participant will be reduced by applicable income tax withholding. Unless the Participant has made a contrary election, income tax on the entire annual distribution amount will be withheld from the cash portion of the distribution, and WPS Resources Stock will be used to satisfy withholding obligations only to the extent that the cash portion of the distribution is insufficient for this purpose. In the case of a Participant who is subject to Section 16 of the Securities Exchange Act of 1934, the Participant's election must be received by the Secretary at least six (6) months prior to the date on which the WPS Resources Stock is distributed.

        (c) In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company or a Participating Employer affecting WPS Resources Stock, such adjustment shall be made in the number and class of shares which may be distributed pursuant to the Plan as may be determined to be appropriate and equitable by the Compensation Committee in its sole discretion.

               ARTICLE V.  SPECIAL DEATH BENEFIT FOR PARTICIPANTS
             WHO DIE WHILE MAKING VOLUNTARY AND MANDATORY DEFERRALS

        Section 5.01. Eligibility. If an Executive who is employed by the Company or a Participating Employer at the Vice President level or above (excluding Assistant Vice Presidents) dies prior to attainment of age sixty-five (65) and while employed by the Company or a Participating Employer, and if at the time of the Executive's death Voluntary or Mandatory Deferrals were being made by or on behalf of the Executive, then a special death benefit shall be paid to the Executive's Beneficiary.
   This special death benefit is in addition to any other death benefit payable under the Plan.

        Section 5.02. Calculation of Special Death Benefit Amount. The special death benefit shall be an amount equal to the sum of the (a), (b),
   (c) and (d) below.

        (a) The difference between (i) the amount of Voluntary and Mandatory Deferrals that would have been made by or on behalf of the Executive during the month in which occurs the Executive's death, assuming, for this purpose that the Participant had lived, and (ii) the amount of Voluntary and Mandatory Deferrals actually made during such month;

        (b) The product obtained by multiplying (i) the amount of Voluntary and Mandatory Deferrals made by or on behalf of the Executive during the month prior to the month in which occurs the Executive's death, and (ii) the number of full calendar months, inclusive, from the month following the month in which occurs the Executive's death to the month preceding the month in which the Executive would have attained age sixty-five (65) had he lived;

        (c) In the event the Executive's birthday is other than the first day of a calendar month, for the month in which the Executive would have attained age sixty-five (65), the product obtained by multiplying (i) the amount of Voluntary and Mandatory Deferrals made by or on behalf of the Executive during the month prior to the month in which occurs the Executive's death, and (ii) a fraction, the numerator of which is the number of days in such month prior to the Executive's sixty-fifth (65th) birthday and the denominator of which is the total number of days in the month;

        (d) A projected earnings factor equal to the amount of interest equivalent that would have accumulated on the amounts described in (a),
   (b) and (c) above. The projected earnings factor shall be calculated using the interest equivalent rate that was in effect under Reserve Account B for the month prior to the month in which occurs the Executive's
   death   The calculation shall assume that the Voluntary and Mandatory
   Deferrals described in (a), (b) and (c) above were credited to Reserve Account B on a monthly basis assuming that the Executive had lived and continued to make Voluntary and Mandatory Deferrals. The interest equivalent shall be compounded in the same manner as the Executive's actual Reserve Account balance, i.e., the annual interest equivalent, calculated as of the end of each Plan Year, will be the sum (on a non-compounded basis) of the attributed earnings for each month during the year based on the Account balance as of the last day of the month.

        Section 5.03. Payment of Special Death Benefit. (a) The special death benefit calculated in accordance with Section 5.02 above shall be paid to the Executive's Beneficiary in fifteen (15) annual installments, with the first installment commencing within sixty (60) days of the Executive's death. The benefit calculated under Section 5.02 is a fixed amount which does not accrue earnings or interest equivalent on the undistributed balance.

                  ARTICLE VI.  SUPPLEMENTAL RETIREMENT BENEFIT

        Section 6.01. Supplemental Retirement Benefit. In the case of an Executive who is employed by the Company or a Participating Employer at the Vice President level or above (excluding Assistant Vice Presidents), the Executive shall be entitled to a supplemental retirement benefit if the Executive retires from the Company or a Participating Employer either:

        (a)  at age sixty (60) or later; or

        (b) prior to age sixty (60) with the written approval of the Compensation Committee.

        Section 6.02. Amount of Supplemental Benefit. (a) An Executive who qualifies for the supplemental retirement benefit under Section 6.01 above a monthly amount equal to the "applicable percentage" of the Executive's "average monthly compensation".

        (b) The "applicable percentage" shall be twenty percent (20%) in the case of an Executive employed at the Senior Vice President level or above, and ten percent (10%) in the case of an Executive employed at the Vice President level.

        (c) The Executive's "average monthly compensation" is the Executive's "compensation", expressed on a monthly basis, during whichever period of thirty-six (36) consecutive months of employment produces the highest average. For this purpose, "compensation" shall have the same meaning as under the Wisconsin Public Service Corporation Administrative Employees' Retirement Plan with the exception that (i) Voluntary Deferrals and Mandatory Deferrals made by or on behalf of the Executive during the relevant period will be included in the Executive's compensation and (ii) the compensation limitation specified in Section 401(a)(17) of the Internal Revenue Code shall not apply.

        Section 6.03. Commencement and Duration of Supplemental Retirement Benefits. Monthly payments calculated in accordance with Section 6.02 above will commence to the Executive with a payment for the month following the month in which the Executive retires and shall continue until the earlier to occur of (a) the Executive's death, or (b) one hundred twenty (120) monthly payments have been made.

        Section 6.04. Death Prior to Receipt of 120 Monthly Payments. If the Executive dies after retirement but before receipt of 120 payments, a survivor benefit shall be paid to the Participant's surviving spouse with monthly payments equal to fifty percent (50%) of the amount of the benefit that was being paid to the Executive. This benefit will commence with a payment for the month following the month in which occurs the death of the Executive and shall continue until the earlier to occur of (a) the month in which occurs the death of the surviving spouse, or (b) a total of one hundred twenty (120) monthly payments have been made to either the Executive or the surviving spouse.

        Section 6.05. Death Prior to Retirement. If the Executive dies prior to retirement, a survivors benefit shall be paid to the Executive's surviving spouse with monthly payments equal to fifty percent (50%) of the amount that would have been paid to the Executive had he lived, but calculated without assuming any salary increases. This benefit will commence with a payment for the month following the month in which occurs the death of the Executive and shall continue until the earlier to occur of (a) the month in which occurs the death of the surviving spouse, or (b) one hundred twenty (120) monthly payments have been made.

        Section 6.06. Special Rules Applicable Upon a Change in Control. In the event of a Change in Control, an Executive who is employed by the Company or a Participating Employer at the Vice President level or above (excluding Assistant Vice Presidents) shall become immediately vested in the supplemental retirement benefit, whether or not the Executive retires from the Company or a Participating Employer in accordance with the eligibility conditions set forth in Section 6.01. The supplemental retirement benefit shall commence to the Executive with a payment for the month following the month in which the Executives retires or otherwise terminates employment following the Change in Control, and shall continue until the earlier to occur of (a) the Executive's death, or (b) one hundred twenty (120) monthly payments have been made. In the Executive dies prior to receiving one hundred twenty (120) monthly payments, the provisions of Section 6.04 shall apply.

          ARTICLE VII.  PROTECTION OF QUALIFIED RETIREMENT PLAN BENEFIT

        Section 7.01. Retirement Plan Supplement. (a) In the case of an Executive who is employed by the Company or a Participating Employer, a benefit shall be paid to the Executive during his lifetime, and if applicable, to his surviving spouse following the Executive's death, a monthly amount equal to the difference between:

             (i) The monthly benefit that would have been payable to or on behalf of the Executive under the Wisconsin Public Service Corporation Administrative Employees'
                  Retirement Plan ("Retirement Plan") had the
                  Executive's (A) compensation for Retirement
                  Plan purposes been calculated prior to
                  reduction for Voluntary and Mandatory
                  Deferrals made to this Plan and without
                  regard to the compensation limitation
                  described in Section 401(a)(17) of the Code, and (B) benefit been calculated without regard to the maximum benefit limitation described in Section 415 of the Internal Revenue Code; and

             (ii) The monthly benefit actually payable to or
                  on behalf of the Executive under the
                  Retirement Plan.

        (b) Payments under this Section 7.01 shall cease when all benefits payable to or on behalf of the Executive under the Retirement Plan are discontinued.

            ARTICLE VIII.  RULES WITH RESPECT TO WPS RESOURCES STOCK
                          AND WPS RESOURCES STOCK UNITS

        Section 8.01. Transactions Affecting WPS Resources Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting WPS Resources Stock, appropriate adjustments shall be made to the WPS Resources Stock Units (if any) credited to the Stock Account of each Participant.

        Section 8.02. No Shareholder Rights With Respect to WPS Resources Stock Units. Participants shall have no rights as a stockholder pertaining to WPS Resources Stock Units credited to their Stock Account. No WPS Resources Stock Unit nor any right or interest of a Participant under the Plan in any WPS Resources Stock Unit may be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder with respect to any WPS Resources Stock Unit are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

                      ARTICLE IX.  PARTICIPATING EMPLOYERS

        Section 9.01. Company Responsible for Benefits. The Company and each Participating Employer shall be responsible for providing all benefits accrued under the Plan on behalf of a Participant who is employed by (or serves on the board of directors of) such employer. In the event that a Participant is employed or serves on the board of directors of, two or more Participating Employers, whether such employment or service is concurrent or consecutive, responsibility for the benefits accrued on behalf of such Participant shall be allocated among the Participating Employers in accordance with rules established by the Compensation Committee and the Public Service Commission for the State of Wisconsin.

                         ARTICLE X.  GENERAL PROVISIONS

        Section 10.01. Administration. The Compensation Committee shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Compensation Committee shall consist of those members of the Board who qualify as "disinterested persons" for purposes of Rule 16b-3. The Board may, in its discretion, delegate to the Secretary or another committee of the Board any or all of the authority and responsibility of the Compensation Committee with respect to participation by Participants other than Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. Interpretation of the Plan shall be within the sole discretion of the Compensation Committee and shall be final and binding upon each Participant and Beneficiary. The Compensation Committee, and the Secretary with respect to matters assigned to him under this Plan or delegated to him by the Compensation Committee, may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If the Secretary shall also be a Participant or Beneficiary, any determinations affecting the Secretary's participation in the Plan shall be made by the Compensation Committee.

        Section 10.02.  Compliance With Securities Exchange Act.
   Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Securities Exchange Act of 1934. The Plan shall be construed by the Compensation Committee so that transactions under the Plan will be exempt from Section 16 of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.

        Section 10.03. Participant Rights Unsecured. (a) The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

        (b) The Company or a Participating Employer may authorize the creation of a trust or other arrangements to assist the Company in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company thereof and any Participant or Beneficiary, or any other person.

        Section 10.04. Income Tax Withholding. Subject to Section 4.04(c), no later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes, the Participant shall pay to the Company or Participating Employer, or make arrangements satisfactory to the Company or Participating Employer regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

        Section 10.05. Establishment, Amendment or Termination of Plan. (c) The Plan will become effective on January 1, 1996 subject to approval by a majority of the votes cast at a duly held meeting of the Company's stockholders at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.

        (d) There shall be no time limit on the duration of the Plan. The Board may, at any time, amend or terminate the Plan without the consent of the Participants or Beneficiaries, provided, however, that no amendment or termination may reduce any Account balance accrued on behalf of a Participant based on deferrals already made, or divest any Participant of rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment.
   This Section shall not, however, restrict the right of the Board to cause all Accounts to be distributed in the event of Plan termination. In addition, no amendment may become effective until stockholder approval is obtained if the amendment as it relates to Participants subject to Section 16 of the Exchange Act would require shareholder approval under Rule 16b-3 or any successor provision.

        Section 10.06. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company and the Participating Employers.

        Section 10.07. Effect on Other Employee Benefit Plans. Voluntary and mandatory Deferrals credited to a Participant's Account under this Plan shall not be considered "compensation" for the purpose of computing benefits under any qualified retirement plan maintained by the Company or a Participating Employer, but shall be considered compensation for welfare benefit plans, such as life and disability insurance programs sponsored by the Company or a Participating Employer.

        Section 10.08. Successor and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.